UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 30, 2014

INVENT Ventures, INC.

(Exact name of registrant as specified in its charter)

Nevada	814-00720	20-5655532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Road, Suite D #146, Las Vegas, NV 89103
(Address of principal executive offices) (Zip Code)

(702) 943-0320

(Registrant’s telephone number, including area code)

__________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

The information in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02

Unregistered Sales of Equity Securities.

On June 30, 2014, Invent Ventures, Inc. (“Invent” or the “Company”) received four Notices of Conversion from two Convertible Note Holders notifying the Company that they wished to convert the total outstanding balance due from the Company under each of the Convertible Notes into shares of the Company’s common stock.  The four combined Notices of Conversion requested that a total of $158,186 of debt, equal to the total outstanding principle and accrued interest due on the four Convertible Notes, be converted into shares of common stock.  Per the terms of the Convertible Notes, the outstanding balance was converted into 1,129,902 shares Company common stock at a price equal to Net Asset Value per Share.

The foregoing descriptions of the Notices of Conversion are qualified in its entirety by reference to the complete text of one of the Notices of Conversion, a copy of which is attached at this Form 8-K.

On June 30, 2014, The Company entered into Debt Conversion Agreements with two Promissory Note Holders that held three separate Promissory Notes issued from Invent to convert the total unpaid balances of those Promissory Notes into Invent common stock.  Pursuant to the Debt Conversion Agreements the Promissory Note Holders will convert the entire balance of all three Promissory Notes equal to $242,046 into a total of 1,728,902 shares of the Company’s common stock at a price equal to Net Asset Value per Share.

The foregoing descriptions of the Debt Conversion Agreements is qualified in its entirety by reference to the complete text of one of Debt Conversion Agreements, a copy of which is attached at this Form 8-K.

Item 9.01.

Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Convertible Note Conversion

10.2	Form of Debt Conversion Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVENT VENTURES, INC.

Date:  June 30, 2014

/s/ Bryce Knight

Bryce Knight,

Chief Executive Officer

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